Exhibit 99.1

Aytu BioScience, Inc. Announces Common Stock Purchase Agreement for up to $10.5 Million

Equity Commitment Supports the U.S. Launch of Natesto® and the Company’s Commercial Expansion

ENGLEWOOD, Colo., July 27, 2016– Aytu BioScience, Inc. (OTCQX: AYTU) (“Aytu”), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, announced today that it has entered into a $10.5 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Upon execution of the agreement, LPC initially purchased 133,690 shares of common stock for $500,000. Thereafter, and pursuant to a related registration statement being filed and declared effective, Aytu will have the right and the sole discretion to sell to LPC up to $10.0 million worth of shares over a 36-month period. Aytu will control the timing and amount of any future investment, and LPC will be obligated to make purchases in accordance with the agreement.

There are no upper limits to the price LPC may pay to purchase common stock from Aytu, and the purchase price of the shares will be based on the prevailing market prices of Aytu’s shares at the time of each sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Aytu’s shares of common stock.  In consideration for entering into the agreement, Aytu has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by Aytu at any time, at its sole discretion.

“This commitment by Lincoln Park Capital provides Aytu BioScience with added balance sheet strength and flexibility to support our rapidly progressing commercial activities, including the recent launch of Natesto® in the U.S. We are glad to have Lincoln Park expand its position as an Aytu shareholder,” commented Josh Disbrow, Aytu’s Chief Executive Officer. “Securing this access to capital enables the company to focus on building sales momentum with Natesto and growing our other products, ProstaScint® and Primsol®, while remaining opportunistic on the business development front.”

Joseph Gunnar & Co., LLC and Fordham Financial Management, Inc. acted as Financial Advisors on behalf of Aytu.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Aytu BioScience, Inc.
Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS™, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit aytubio.com.

About Lincoln Park Capital Fund, LLC.

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

For Investors & Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the ability of Aytu to meet ongoing conditions of the LPC agreement in order to access the financing under the agreement; the ability to have Aytu common stock listed on a national securities exchange; the potential future commercialization of our product candidates; the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; risks relating to gaining market acceptance of our products; obtaining reimbursement by third-party payors; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.